EXHIBIT 99

Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com
Whiting Petroleum’s Second Quarter Earnings Increase 52%
to $1.25 per Share on Record Production of 41,740 BOE/Day
Company Increases Capital Expenditure Program to $400MM to $420MM
DENVER — July 25, 2006 — Whiting Petroleum Corporation (NYSE: WLL) today reported second quarter 2006 net income of $45.9 million, or $1.25 per basic and diluted share, on total revenues of $204.0 million. This compares to second quarter 2005 net income of $24.2 million, or $0.82 per basic and diluted share, on total revenues of $111.1 million. The increase in second quarter 2006 net income versus the comparable 2005 period was primarily the result of greater production volumes and higher crude oil prices.
Second quarter 2006 earnings were positively impacted by $3.2 million of adjustments to deferred income tax expense that increased earnings by $0.09 per share. The primary adjustment was a benefit of $2.5 million relating to enhanced oil recovery tax credits. These credits have been recently phased out due to higher crude oil prices. The second adjustment of $0.7 million related to a lower effective state tax rate and other one-time items.
Discretionary cash flow in the second quarter of 2006 totaled $119.4 million, representing an 83% increase over the $65.3 million reported for the same period in 2005. A reconciliation of discretionary cash flow to net cash provided by operating activities is included at the end of this news release.

Six Months Financial Results
For the six months ended June 30, 2006, Whiting reported net income of $78.9 million, or $2.15 per basic share and $2.14 per diluted share, on total revenues of $384.7 million. This compares to first half 2005 net income of $50.3 million, or $1.69 per basic and diluted share, on total revenues of $214.7 million. Discretionary cash flow for the first six months of 2006 totaled $215.7 million, compared to $130.0 million in the comparable 2005 period.
Second Quarter Production
Production in the second quarter of 2006 totaled 3.80 million barrels of oil equivalent (MMBOE), of which 2.44 million barrels was crude oil (64%) and 1.36 MMBOE was natural gas (36%). This second quarter 2006 production total equates to a daily average production rate of 41,740 barrels of oil equivalent (BOE), representing a 39% increase over the 30,000 BOE per day average rate in 2005’s second quarter. Whiting exited the second quarter of 2006 producing approximately 42,100 BOE per day. The primary contributors to the increase were the Postle field in the Oklahoma Panhandle and the North Ward Estes field in the Permian Basin of West Texas. The fields were part of Whiting’s property acquisition from Celero Energy, LP which closed on two separate dates, the Postle field on August 4, 2005 and the North Ward Estes field on October 4, 2005.
“Sequentially, second quarter 2006 total production increased 3.5% from the first quarter 2006 total of 3.67 MMBOE. We are concentrating on converting proved undeveloped reserves to proved producing reserves. That activity is translating into increased production. At the same time, we are realizing some exploration success,” commented James J. Volker, Whiting’s Chairman, President and CEO. “Currently, we have 15 drilling rigs and 32 workover rigs active on our properties. We are also participating in the drilling of six non-operated wells.”
Mr. Volker concluded, “Based on our level of drilling expenditures in the first half of 2006, we increased our expected total drilling budget for 2006 to a range of $400 million to $420 million, up from approximately $360 million. We have invested $234.4 million of this drilling budget in the first six months of 2006. We anticipate using approximately 75% of this drilling budget to bring proved undeveloped properties into production and about 25% to add new reserves.”

Second Quarter and First Half 2006 Operating Highlights
• During the second quarter of 2006, production from the Postle field, North Ward Estes field and ancillary Permian Basin properties averaged approximately 12,800 BOE per day, representing a 9.4% increase over the properties’ 11,700 BOE average daily rate during the first quarter of 2006.
• Expansion of the Dry Trail Gas Plant in the Postle field is proceeding as scheduled. The Company has increased the plant’s injection capacity to more than 51 MMcf of gas per day, up from approximately 40 MMcf of gas per day prior to the recently completed first phase of expansion. During the second quarter of 2006, new equipment was installed, including two new compressors, which improved the plant’s efficiency and resulted in additional CO2 being injected into the field’s producing Morrow sand reservoir. This project is part of the Company’s plan to expand the existing water and CO2 flood from the eastern half of the Postle field to the western half of the field. As previously reported Whiting is now using produced natural gas from Postle field to help fuel the Dry Trail Gas Plant, thus reducing third-party gas purchases and lowering lease operating costs.
• For $5.0 million, Whiting acquired an oil gathering and transportation system associated with the Company’s Postle field, located in Texas County, Oklahoma. Whiting now controls all field operations, the Dry Trail Gas Plant, the CO2 delivery line and the oil gathering and transportation infrastructure related to the Postle field.
2006 Drilling Summary
The table below summarizes Whiting’s drilling activity and capital spending incurred for the three months and six months ended June 30, 2006:

	Gross/Net Wells Drilled
					Capital
			Total New	% Success	Spending
	Producers	Unsuccessful	Drilling	Rate	(In Millions)
Q206	86 / 68.6	5 / 4.1	91 / 72.6	95% / 95%	$116.0
6M06	229 / 174.2	12 / 8.8	241 / 183.0	95% / 95%	$234.4

The following table summarizes the Company’s net production and commodity price realizations for the 2006 and 2005 quarters ended June 30:

	Three Months Ended
Production	6/30/06	6/30/05	Change
Oil and condensate (MMBls)	2.44	1.49	64%
Natural gas (Bcf)	8.16	7.45	10%
Equivalent (MMBOE)	3.80	2.73	39%

Average Sales Price
Oil and condensate (per Bbl):
Price received	$61.22	$47.68	28%
Effect of crude oil hedging	—	(3.28)

Realized price	$61.22	$44.40	38%

Average NYMEX price	$70.70	$53.13

Natural gas (per Mcf):
Price received	$6.66	$6.04	10%
Effect of natural gas hedging	—	—

Realized price	$6.66	$6.04	10%

Average NYMEX price	$6.80	$6.74

Whiting realized a gain of $40,000 on its natural gas hedges during the second quarter of 2006, as compared to a loss of $4.9 million relating to crude oil hedges in the second quarter of 2005. The Company’s oil hedges did not affect second quarter 2006 results. A summary of Whiting’s outstanding crude oil and natural gas hedges is included later in this news release.

Second Quarter and First Half Costs and Margins
A summary of realized sales prices and cash costs on a per BOE basis is as follows:

	Per BOE
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Sales price, net of hedging	$53.63	$40.69	$51.41	$39.36
Lease operating expense	$11.76	$8.10	$11.92	$7.88
Production tax	$3.26	$2.90	$3.26	$2.65
General & administrative	$2.54	$2.61	$2.58	$2.44
Exploration	$2.28	$1.51	$2.08	$0.99
Cash interest expense	$4.42	$2.38	$4.27	$1.92
Cash income tax expense	$0.68	$1.14	$0.62	$0.87

	$28.69	$22.05	$26.68	$22.61

All of Whiting’s financial and operating statistics for the second quarter were in line with the Company’s guidance except for lease operating expense and our oil and gas price differentials, all of which were lower than anticipated. Our lease operating expenses were 2% below the low end of our guidance. Most of this decrease related to lower energy costs, due primarily to lower natural gas prices, and increased production.
During the second quarter of 2006, our company-wide basis differential for crude oil compared to NYMEX was $9.48 per barrel, compared to our second quarter guidance of $9.50 to $10.00 per barrel. We expect this differential to narrow somewhat in the third quarter of 2006 to between $8.75 and $9.25 per barrel as the differential on our Rocky Mountain Region oil sales continues to improve. Our company-wide basis differential for natural gas compared to NYMEX was $0.14 per MMBtu in the second quarter of 2006, compared to second quarter guidance of $0.50 to $0.75 per MMBtu. We expect our gas price differential in the third quarter to be between $0.30 and $0.50 per MMBtu.
Exploration and impairment expense in the second quarter of 2006 totaled $9.2 million. A breakdown of these costs is as follows:

In Millions
Dry Hole Expense (2 non-operated Red River wells)	$2.4
Seismic Costs	$3.4
Exploration Department G&A Allocation	$2.4
Impaired Leasehold Cost and Other	$1.0

Total	$9.2

Outlook for Third Quarter and Full-year 2006
The following table provides a summary of certain estimates for the third quarter and full-year 2006 based on current forecasts. Whiting expects its full-year 2006 drilling budget to range between $400 million and $420 million (excluding any acquisition costs). Whiting expects cash flow from operations during 2006 to exceed the upper end of this range.
Guidance for the third quarter of 2006 and full-year 2006 is as follows:

Guidance
	Third Quarter	Full-Year
	2006	2006

Production (MMBOE)	3.80 - 3.90	15.00 - 15.35
Lease operating expense per BOE	$11.60 - $11.90	$11.70 - $11.90
General and administrative expense per BOE	$2.50 - $2.65	$2.50 - $2.65
Interest expense per BOE	$4.70 - $4.90	$4.70 - $4.90
Depr., depletion and amort. per BOE	$10.60 - $10.90	$10.30 - $10.60
Production taxes (% of production revenue)	6.0% - 6.5%	6.0% - 6.5%
Oil Price Differentials to NYMEX per Bbl	$8.75 - $9.25	$8.75 - $9.25
Gas Price Differentials to NYMEX per Mcf	$0.30 - $0.50	$0.50 - $0.75

Oil and Gas Hedges
Whiting’s outstanding hedges and fixed price contracts as of July 17, 2006 are summarized below:

	Contracted Volume		NYMEX Price Collar Range		As a Percentage of
	Natural Gas	Oil			June 2006
	MMBtu per	Bbls per			Production for
Hedges	Month	Month	Gas (per MMBtu)	Oil (per Bbl)	(Gas/Oil)

2006
Q3	600,000	125,000	$6.00 - $10.28	$45.00 - $81.90	23%/15%
Q3	1,000,000	215,000	$6.00 - $10.38	$50.00 - $72.90	38%/26%
Q3	—	110,000	—	$50.00 - $75.25	—/13%
Q4	600,000	125,000	$6.00 - $12.28	$45.00 - $81.10	23%/15%
Q4	1,000,000	215,000	$6.00 - $12.18	$50.00 - $72.05	38%/26%
Q4	—	110,000	—	$50.00 - $74.30	—/13%

2007
Q1	600,000	125,000	$6.00 - $15.20	$45.00 - $81.00	23%/15%
Q1	1,000,000	215,000	$6.00 - $15.52	$50.00 - $70.90	38%/26%
Q1	—	110,000	—	$50.00 - $73.15	—/13%
Q2	—	110,000	—	$50.00 - $72.00	—/13%
Q2	—	300,000	—	$50.00 - $78.50	—/36%
Q3	—	110,000	—	$50.00 - $70.90	—/13%
Q3	—	300,000	—	$50.00 - $77.55	—/36%
Q4	—	110,000	—	$49.00 - $71.50	—/13%
Q4	—	300,000	—	$50.00 - $76.50	—/36%

2008
Q1	—	110,000	—	$49.00 - $70.65	—/13%
Q2	—	110,000	—	$48.00 - $71.60	—/13%
Q3	—	110,000	—	$48.00 - $70.85	—/13%
Q4	—	110,000	—	$48.00 - $70.20	—/13%

			As a Percentage of
	Natural Gas Volumes in	2006 Contract Price (1)	June 2006
Fixed Price Contracts	MMBtu per Month	(per MMBtu)	Gas Production
Jan. 2002 — Dec. 2011	51,000	$4.57	2%
Jan. 2002 — Dec. 2012	60,000	$4.05	2%

(1)	Annual 4% price escalation on fixed price contracts.

Selected Operating and Financial Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Selected operating statistics
Production
Oil and condensate, MBbl	2,439	1,489	4,810	2,953
Natural gas, MMcf	8,155	7,446	15,955	14,977
Oil equivalents, MBOE	3,798	2,730	7,469	5,449
Average Prices
Oil, Bbl (excludes hedging)	$61.22	$47.68	$58.16	$46.03
Natural gas, Mcf (excludes hedging)	$6.66	$6.04	$7.13	$5.71
Per BOE Data
Sales price (including hedging)	$53.63	$40.69	$51.41	$39.36
Lease operating	$11.76	$8.10	$11.92	$7.88
Production taxes	$3.26	$2.90	$3.26	$2.65
Depreciation, depletion and amortization	$10.24	$7.60	$9.94	$7.54
General and administrative	$2.54	$2.61	$2.58	$2.44
Selected Financial Data
(In thousands, except per share data)
Total revenues	$204,021	$111,123	$384,652	$214,664
Total costs and expenses	$135,508	$71,654	$262,841	$132,753
Net income	$45,880	$24,238	$78,871	$50,293
Net income per common share, basic	$1.25	$0.82	$2.15	$1.69
Net income per common share, diluted	$1.25	$0.82	$2.14	$1.69

Average shares outstanding, basic	36,748	29,681	36,737	29,673
Average shares outstanding, diluted	36,812	29,699	36,783	29,698
Net cash provided by operating activities	$110,333	$69,611	$224,796	$139,800
Net cash used in investing activities	$(138,334)	$(68,283)	$(272,895)	$(163,795)
Net cash provided by (used in) financing activities	$29,897	$(2,044)	$49,790	$37,956
Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Wednesday, July 26, 2006 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s second quarter 2006 financial and operating results. Please call (800) 847-4038 (U.S./Canada) or (706) 634-7593 (International) to be connected to the call. Access to a live Internet broadcast will be available at www.whiting.com by clicking on the link titled “Webcasts.” Slides for the conference call will be available on this website beginning at 11:00 a.m. (EDT) on July 26, 2006.

A telephonic replay will be available beginning approximately two hours after the call on Wednesday, July 26, 2006 and continuing through August 2, 2006. You may access this replay at (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International) by entering the conference ID #3025903. You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.
About Whiting Petroleum Corporation
Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit http://www.whiting.com.
Forward-Looking Statements
This press release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future business strategy, projected production, reserves, production expenses, net profit margins, cash flows from operations and capital expenditures, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; the timing of our exploration and development expenditures, including our ability to obtain drilling rigs; our ability to identify and complete acquisitions and to successfully integrate acquired businesses and properties; unforeseen underperformance of or liabilities associated with acquired properties; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.

SELECTED FINANCIAL DATA
For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Form 10-Q for the three months and six months ended June 30, 2006, to be filed with the Securities and Exchange Commission.
WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30,	December 31,
	2006	2005

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$12,073	$10,382
Accounts receivable trade, net	92,155	101,066
Deferred income taxes	12,911	15,121
Prepaid expenses and other	9,147	5,595

Total current assets	126,286	132,164

PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method:
Proved properties	2,593,799	2,353,372
Unproved properties	31,260	21,671
Other property and equipment	38,687	26,235

Total property and equipment	2,663,746	2,401,278

Less accumulated depreciation, depletion and amortization	(411,109)	(338,420)

Total property and equipment-net	2,252,637	2,062,858

DEBT ISSUANCE COSTS	21,456	23,660

OTHER LONG-TERM ASSETS	17,159	16,514

TOTAL	$2,417,538	$2,235,196

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	June 30,	December 31,
	2006	2005
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$79,468	$68,033
Accrued interest	8,966	11,894
Oil and gas sales payable	23,127	21,154
Accrued employee compensation and benefits	11,476	15,351
Production taxes payable	15,999	13,259
Current portion of tax sharing liability	4,254	4,254
Current portion of derivative liability	28,845	34,569

Total current liabilities	172,135	168,514

NON-CURRENT LIABILITIES:
Long-term debt	923,208	875,098
Asset retirement obligations	33,108	32,246
Production Participation Plan liability	23,431	19,287
Tax sharing liability	25,626	24,576
Deferred income taxes	127,008	91,577
Long-term derivative liability	29,415	21,817
Other long-term liabilities	6,370	4,219

Total non-current liabilities	1,168,166	1,068,820

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value; 75,000,000 shares authorized, 36,951,365 and 36,841,823 shares issued and outstanding as of June 30, 2006 and December 31, 2005, respectively	37	37
Additional paid-in capital	752,718	753,093
Accumulated other comprehensive loss	(35,772)	(34,620)
Deferred compensation	—	(2,031)
Retained earnings	360,254	281,383

Total stockholders’ equity	1,077,237	997,862

TOTAL	$2,417,538	$2,235,196

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Mos. Ended June 30,		Six Mos. Ended June 30,
	2006	2005	2006	2005
REVENUES AND OTHER INCOME:
Oil and natural gas sales	$203,643	$115,978	$393,509	$221,443
Gain (loss) on oil and natural gas hedging Activities	40	(4,890)	(9,484)	(6,945)
Interest income and other	338	35	627	166

Total	204,021	111,123	384,652	214,664

COSTS AND EXPENSES:
Lease operating	44,657	22,110	89,052	42,939
Production taxes	12,394	7,915	24,330	14,455
Depreciation, depletion and amortization	38,909	20,735	74,209	41,082
Exploration and impairment	9,214	6,058	16,256	7,357
General and administrative	9,638	7,131	19,249	13,273
Change in Production Participation Plan Liability	2,069	(417)	4,144	269
Interest expense	18,627	8,122	35,601	13,378

Total costs and expenses	135,508	71,654	262,841	132,753

INCOME BEFORE INCOME TAXES	68,513	39,469	121,811	81,911

INCOME TAX EXPENSE:
Current	2,581	3,099	4,612	4,737
Deferred	20,052	12,132	38,328	26,881

Total income tax expense	22,633	15,231	42,940	31,618

NET INCOME	$45,880	$24,238	$78,871	$50,293

NET INCOME PER COMMON SHARE, BASIC	$1.25	$0.82	$2.15	$1.69

NET INCOME PER COMMON SHARE, DILUTED	$1.25	$0.82	$2.14	$1.69

WEIGHTED AVG. SHARES OUTSTANDING, BASIC	36,748	29,681	36,737	29,673

WEIGHTED AVG. SHARES OUTSTANDING, DILUTED	36,812	29,699	36,783	29,698

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In Thousands)

	Three Months Ended
	June 30,
	2006	2005

Net cash provided by operating activities	$110,333	$69,611

Exploration, excluding expl. dry hole expense	$6,265	$2,281

Changes in working capital	$2,805	$(6,546)

Discretionary cash flow (1)	$119,403	$65,346

	Six Months Ended
	June 30,
	2006	2005

Net cash provided by operating activities	$224,796	$139,800

Exploration, excluding expl. dry hole expense	$10,359	$3,579

Changes in working capital	$(19,496)	$(13,420)

Discretionary cash flow (1)	$215,659	$129,959

(1) Discretionary cash flow is computed as net income plus exploration costs (net of exploratory dry hole cost), depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, and change in Production Participation Plan liability and other non-current amounts, less the gain on sale of properties and marketable securities. The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.